EXHIBIT 99.1

Altavista, VA October 18, 2006 – The Board of Directors of Pinnacle Bankshares Corporation (OTBB: PPBN) has declared a regular quarterly cash dividend of $0.15 per share payable November 3, 2006 to shareholders of record October 20, 2006. Pinnacle Bankshares is the holding company for The First National Bank of Altavista.

The $0.15 per share rate represents a 15.38% increase over the $0.13 per share dividend paid in this same quarter one year ago and a 7.14% increase over the $0.14 per share dividend paid in the previous quarter. The dividend recently declared marks the second increase in Pinnacle’s dividend rate this year.

“The increase in our dividend rate is a reflection of our continuing commitment to return to our shareholders a representative level of our net income”, remarked Rob Gilliam, President and CEO of both the holding company and the bank.

Pinnacle Bankshares expects to release its third quarter earnings by the end of October.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Forest in Bedford County. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. First National Bank anticipates opening a new branch in Amherst, Virginia within the next thirty (30) days.